Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Cawley, Gillespie & Associates, Inc.
Petroleum Consultants
306 West Seventh Street, Suite 302
Fort Worth, Texas 76102
817-336-2461
March 7, 2007

Brigham Exploration Company
6300 Bridge Point Parkway
Building 2, Suite 500
Austin, Texas 78730

Gentlemen:

As independent petroleum consultants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-56961, 333-70137, 333-135073, and 333-135028) and on Form S-3 (Nos. 333-116390, 333-131881, and 333-136150) of Brigham Exploration Company of our estimates of reserves, included in this Annual Report on Form 10-K, and to all references to our firm included in this Annual Report.

Very truly yours,

Cawley, Gillespie & Associates, Inc.

/s/ CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas